Exhibit 99.1

For Immediate Release

HAMPDEN BANCORP, INC. REPORTS THIRD QUARTER RESULTS

SPRINGFIELD, Mass. April 30, 2007. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which became the holding company for Hampden Bank (the “Bank”) in connection with the conversion of the holding company structure of the Bank from mutual to stock form, announces the results of operations for the three and nine months ended March 31, 2007.

Hampden Bancorp, Inc. and the Bank completed the conversion of the holding company structure of the Bank and the related stock offering on January 16, 2007 with the issuance of 7,949,879 shares (including 378,566 shares issued to the Hampden Bank Charitable Foundation) raising net proceeds of $73.4 million. Such net proceeds were initially invested in short term investments or used to reduce borrowings.

The Company’s total assets increased by $42.0 million, or 9.0%, from $468.8 million at June 30, 2006 to $510.8 million at March 31, 2007, mainly as a result of the receipt of net proceeds in the stock offering. The result of the net proceeds was an increase in cash and cash equivalents of $27.3 million, to $42.2 million at March 31, 2007. There was also an increase in securities available for sale of $21.5 million, or 19.4%, to $132.3 million at March 31, 2007. Offsetting these increases was a decrease in the net loan portfolio, excluding loans held for sale, of $7.9 million, or (2.5%) to $310.0 million at March 31, 2007.

Deposits increased $2.8 million, or 0.9%, to $325.5 million at March 31, 2007 from $322.7 million at June 30, 2006. This increase was primarily in savings deposits which increased by $14.4 million, or 28.8%, to $64.2 million. Money market accounts also increased by $1.0 million, or 4.2%, to $25.2 million, and demand deposits increased by $2.0 million, or 6.3%, to $34.1 million. Increases in savings deposits, money market accounts and demand deposits were partially offset by a decrease in NOW accounts of $4.3 million, or (17.5%), to $20.3 million, and a decrease in certificates of deposit of $10.3 million, or (5.4%), for the nine month period ended March 31, 2007.

Total capital increased by $70.4 million, to $101.7 million at March 31, 2007, compared to $31.3 million at June 30, 2006, which is due to the completion of the conversion as noted above. Our ratio of capital to total assets increased to 19.9% as of March 31, 2007, from 6.7% as of June 30, 2006, which is due to the increase in capital attributable to the stock proceeds.

Net Income decreased from $1.0 million for the nine month period ended March 31, 2006 to a net loss of $2.1 million for the same period in 2007. This decrease was primarily due to the charitable contribution to the Hampden Bank Charitable Foundation in the amount of $3.8 million, as noted above. Net Income would have been $846,000 for the nine months ended March 31, 2007 without the contribution to the foundation. A partial offset to the charitable foundation contribution was an increase in net interest income for the nine month period ended March 31, 2007 of $209,000, or 2.5%, to $8.7 million over the same period in 2006.

Net Income decreased from $234,000 for the three month period ended March 31, 2006 to a net loss of $2.5 million for the same period in 2007. However, net income would have been $423,000 without the contribution to the foundation, an increase of $189,000 for the three months ended March 31, 2007 over the same period of 2006. A partial offset to the charitable foundation contribution was an increase in net interest income for the three month period ended March 31, 2007 of $645,000, or 23.1%, to $3.4 million compared to $2.8 million for the same period in 2006.

According to Thomas R. Burton, President and CEO, “An unfavorable yield curve, continued pressure from rising funding costs, and uncertainty over interest rates remain a challenge to net interest margin for us and for the industry as a whole. As is typical in recently converted mutual to stock banks, earnings for the quarter have been significantly impacted by a one-time charge for the establishment of our Charitable Foundation. However, we have a comprehensive plan to continue to profitably grow our franchise — this includes our continuing focus on generating high quality loans and growing lower-cost deposits. Overall, we feel well-positioned as we move into a new era as a public company. ”

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has seven branch office locations in Springfield, Agawam, Longmeadow, West Springfield and Wilbraham, including our newest office at Tower Square in downtown Springfield.  Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc.

Robert A. Massey, 413-452-5150

Senior Vice President and Treasurer

rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	At March 31,	At June 30,
	2007	2006
	(unaudited)
	(In Thousands)
Selected Financial Condition Data:
Total assets	$510,832	$468,786
Loans, net (1)	311,940	318,202
Securities	132,251	110,761
Deposits	325,455	322,714
Short-term borrowings, including repurchase agreements	34,420	30,235
Long-term debt (2)	45,334	80,824
Total Stockholders’ Equity	101,723	31,274

(1) Includes loans held for sale.

(2) Long-term debt includes advances from the FHLB with a remaining original maturity of one year or greater.

	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
	(In Thousands)		(In Thousands)
Selected Operating Results:
Interest and dividend income	$7,118	$5,951	$20,436	$17,356
Interest expense	3,681	3,159	11,737	8,866
Net interest income	3,437	2,792	8,699	8,490
Provision for loan losses	37	25	92	125
Net interest income after provision for loan losses	3,400	2,767	8,607	8,365
Non-interest income	359	330	1,125	1,038
Gain (loss) on sales of securities	3	(1)	11	(2)
Non-interest expense (1)	6,903	2,763	12,264	7,959
Income (loss) before income tax expense	(3,141)	333	(2,521)	1,442
Income tax (benefit) expense (2)	(605)	99	(408)	401
Net (loss) income	$(2,536)	$234	$(2,113)	$1,041

(1) Includes the contribution to the Hampden Bank Charitable Foundation in the amount of $3.8 million.

(2) Includes a tax benefit of approximately $827,000 due to the donation to the Hampden Bank Charitable Foundation.